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                                                                       Exhibit 5


                                 July 11, 1997

          Enron Corp.
          1400 Smith Street
          Houston, Texas  77002

          Gentlemen:

               As Senior Vice President and General Counsel of Enron Corp., an Oregon corporation ("Enron"), I am familiar with Post-Effective Amendment No. 1 to Registration Statement No. 33-60417 of Enron on Form S-3 and Post-Effective Amendment No. 2 to Registration Statement No. 33-53877 (collectively, the "Registration Statement") relating to the proposed offering from time to time of (i) up to an aggregate amount of $450 million of Enron Debt Securities and (ii) up to 7.5 million shares of Enron Common Stock, no par value (the Debt Securities and Common Stock collectively referred to herein as the "Securities"). In connection therewith, I have examined, among other things, a copy of the Amended and Restated Articles of Incorporation and Bylaws of Enron, the corporate proceedings taken to date with respect to the authorization, issuance and sale of the Securities, a copy of the Indenture dated as of November 1, 1985 (the "Indenture"), as supplemented, between Enron and Harris Trust and Savings Bank, Trustee, and the forms of certain other agreements to be entered into by Enron, and I have performed such other investigations as I have considered appropriate as the basis for the opinions expressed herein. As to certain matters, I have relied on other counsel. Capitalized terms used but not defined herein are used as defined in the Registration Statement.

               Based on the foregoing, I am of the opinion that:

               (1) Enron is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.

               (2) The Debt Securities of Enron have been validly authorized for issuance, and (subject to the Registration Statement becoming effective and any applicable state laws and Blue Sky laws being complied with), when the terms thereof and their issue and sale have been duly established, upon issuance and delivery thereof as set forth in the Registration Statement, and upon receipt by Enron of the purchase price thereof, the Debt Securities will be validly issued and will be binding obligations of Enron.

               (3) The issuance of the Common Stock to be issued by the Company has been duly authorized, and (subject to the Registration Statement becoming effective and applicable state laws and Blue
          Sky laws being complied with), when the terms of their issue and sale have been duly established, upon the issuance and delivery thereof as set forth in the Registration Statement, and upon the receipt by the Company of the purchase price thereof, the Common Stock will be validly issued, fully paid and nonassessable.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the caption "Validity of Securities" in the Prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit thereto. By giving such consent I do not admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                        Very truly yours,


                                        /s/ JAMES V. DERRICK, JR.